Exhibit (a)(1)(E)

EXAMPLE OF PERSONAL OPTIONS STATEMENT FOR OPTION TENDER OFFER

FOR ILLUSTRATIVE PURPOSES ONLY

AS OF 20 May 2008 (a)

Getty Images Optionholder

ID: 2434 (b) 123 Elm Street New York, NY 60111	Getty Images, Inc. Headquarters: 601 North 34th Street Seattle, WA 98103 USA

(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)
Number	Option Date	Expiration Date	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable	Gross Realizable Gain per Option at $34	Gross Total Realizable Gain	Total Option Tender Value:
00001010	01 Feb 1999	01 Feb 2009	1,500	$20.38	0	1,500	0	0	1,500	1,500	$13.62	$20,430.00	$20,430.00
00001586	03 Aug 1999	03 Aug 2009	7,000	$18.33	2,000	7,000	0	0	5,000	5,000	$15.67	$78,350.00	$78,350.00
00003307	01 Feb 2000	01 Feb 2010	400	$38.63	0	400	0	0	400	400	$0	$0.00	$1,000.00
TOTALS			8,900		2,000	8,900	0	0	6,900	6,900		$98,780.00	$99,780.00

EXPLANATIONS:

(a)	This statement summarizes all activity for stock options granted to the Getty Images Optionholder from the grant date through 20 May 2008, and reflects the Getty Images Optionholder’s current option position with the exception of stock options exercised or vested after 20 May 2008.
(b)	The Getty Images Optionholder’s identification number in our stock option accounting system.
(c)	Unique number assigned to the stock option grant in our stock option accounting system.
(d)	Effective date of the stock option grant.
(e)	Date that the stock options will expire.
(f)	The number of options to purchase shares of Getty Images common stock granted.
(g)	The fixed cost per share that the Getty Images Optionholder would pay when exercising the option.
(h)	The cumulative number of options exercised (from their grant date through 20 May 2008). Any questions as to the inclusion or exclusion of options exercised on or after 20 May 2008 should be referred to Lisa Calvert, Senior Vice President Human Resources in Seattle at 206-925-6415.
(i)	The cumulative number of options that have become vested (i.e., available for exercise into shares of Getty Images common stock) from their grant date through 20 May 2008.
(j)	The cumulative number of options that have cancelled from their grant date through 20 May 2008.
(k)	Options that are not vested (exercisable) as of 20 May 2008 but may become vested in future years.
(l)	The total number of options from the original grant that have not been exercised as of 20 May 2008 (column (f) less column (h)).

(m)	The number of vested options that can be exercised as of 20 May 2008 (column (i) less column (h)).
(n)	If the exercise price (column (g)) is less than $34.00 this reflects the difference between $34 and the exercise price. If the exercise price (column (g)) is greater than $34, the value reflected here is zero.
(o)	The gain that can be expected by multiplying the number of outstanding shares (column (l)) with the gross realizable gain per option (column (n)).
(p)	Option tender value, which represents for each option grant the highest value of the three option tender amounts: the gross total realizable gain at $34 per share (column (o); $1000; or the value at $0.05 per outstanding share. Details of the option tender offer (including eligibility, grant value and elections) are outlined in the “Offer to Purchase” document.

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